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                                                                       EXHIBIT 5

June 29, 2001


American National Financial, Inc.
1111 East Katella Avenue
Suite 220
Orange, CA  92867

Ladies and Gentlemen:

I have acted as counsel to American National Financial, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, relating to the registration of American National Financial, Inc.'s 401(K) Profit Sharing Plan (the "Plan") and offer of up to 1,000,000 shares of common stock (the "Common Stock") of the Company, zero par value, to be issued under the terms and conditions of the Plan.

In connection with rendering this opinion I have examined originals, or copies identified to my satisfaction as being true copies of originals of such documents as I have deemed appropriate. In such examination, I have assumed that all signatures on original documents were genuine and that all documents were duly executed and delivered, where due execution and delivery are requisite to the effectiveness thereof. I have also assumed that the Common Stock will be properly issued.

On the basis of the foregoing examination and assumptions, and in reliance thereon, and upon consideration of applicable law, I am of the opinion that the Common Stock covered by the Registration Statement, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as an exhibit in the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose without my prior written consent.

Sincerely,


/s/ Susan E. Bow
--------------------------
    Susan E. Bow
    Corporate Secretary